ROLLOVER AND SUPPORT AGREEMENT
ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 15, 2025, by and between Soho House & Co Inc., a Delaware corporation (the “Company”) and each of the stockholders of the Company listed on Schedule 1 attached hereto as holding the “Owned Shares” and “Rollover Shares” listed thereon (each, a “Reinvestment Stockholder” and collectively, the “Reinvestment Stockholders”).
WHEREAS, the Company, EH Parent LLC, a Delaware limited liability company (“Parent”) and EH MergerSub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are each party to that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger, upon the terms and subject to the conditions set forth therein (the “Surviving Corporation”);
WHEREAS, the Company Board, acting on the recommendation of the Special Committee, has (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Support Agreements, (c) approved and declared advisable the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions contemplated thereby, including the Support Agreements, upon the terms and subject to the conditions set forth therein, (d) directed that the adoption of the Merger Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (e) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement at the Company Stockholder Meeting;
WHEREAS, as of the date hereof, each Reinvestment Stockholder is the beneficial owner (which, for the purpose of this Agreement, shall have the meaning as defined in Rule 13d-3 under the Exchange Act; provided, that all options, warrants, restricted stock units and other convertible securities shall be included even if not exercisable within sixty (60) days of the date of determination) of Class A Common Stock, Class B Common Stock, SARs and/or RSUs, as set forth opposite such Reinvestment Stockholder’s name on Schedule 1 hereto under the heading “Owned Shares” (with respect to each Reinvestment Stockholder, “Class A Owned Shares”, “Class B Owned Shares”, “Owned SAR Award”, and “Owned RSU Award”, respectively) (collectively, the “Owned Shares”);
WHEREAS, each Reinvestment Stockholder desires to irrevocably designate as “Rollover Shares” for purposes of the Merger Agreement the number of its Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1 hereto under the heading “Rollover Shares” (with respect to each Reinvestment Stockholder, “Class A Rollover Shares”, “Class B Rollover Shares”, “Rollover SAR Award”, and “Rollover RSU Award”, respectively) (collectively, the “Rollover Shares”);
WHEREAS, as a material inducement, and as a condition, to the willingness of Parent and the Company to enter into the Merger Agreement, the Reinvestment Stockholders are entering into this Agreement; and
WHEREAS, all capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:
1. Voting.
(a) From the date of this Agreement until the Termination Date (as defined below), each Reinvestment Stockholder hereby irrevocably and unconditionally undertakes and agrees that at any annual or special meeting of the stockholders of the Company, including any adjournment or postponement thereof, or in any other circumstance, however called, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Reinvestment Stockholder shall, and if applicable, cause its controlled Affiliates to, in each case to the fullest extent that its Owned Shares are entitled to vote thereon: (A) appear at each such meeting or otherwise cause all such Owned Shares to be counted as present thereat for purposes of determining a quorum, and (B) be present (in person or by proxy) and unconditionally and irrevocably vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Owned Shares (i) in favor of adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of any proposal by the Company approved by the Company Board (upon the recommendation of the Special Committee) or the Special Committee to adjourn, recess or postpone any meeting of the shareholders of the Company to a later date that complies with Section 6.4 of the Merger Agreement, (iii) against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Reinvestment Stockholder contained in this Agreement, or (2) result in any of the conditions set forth in the Merger Agreement not being satisfied or fulfilled on or before the Termination Date, (iv) against any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement), (v) against any Acquisition Proposal (or any proposal relating to an Acquisition Proposal) and (vi) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement.  In the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of an all cash tender offer, each Reinvestment Stockholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not to be withdrawn), all of its Owned Shares (other than Rollover Shares) pursuant to and in accordance with the terms of such tender offer prior to the time required for such Rollover Shares to be validly tendered (and not withdrawn) for acceptance in such tender offer. For the avoidance of doubt, each Reinvestment Stockholder shall retain at all times the right to vote any Owned Shares beneficially owned or owned of record by such Reinvestment Stockholder in such Reinvestment Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company’s stockholders.
2. Irrevocable Proxy.
(a) From the date of this Agreement until the Termination Date, each Reinvestment Stockholder irrevocably appoints Benedict Nwaeke and Andrew Carnie, and each of them as its attorney-in-fact and proxy with full power of substitution and re-substitution, to the full extent of Reinvestment Stockholder’s voting rights with respect to all of such Reinvestment Stockholder’s Owned Shares, which proxy is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Reinvestment Stockholder) and which appointment is coupled with an interest, to (a) vote (or issue instructions to the record holder to vote) and (b) execute (or issue instructions to the record holder to execute) written consents with respect to, all of such Reinvestment Stockholder’s Owned Shares in accordance with the provisions of Section 1; provided that each Reinvestment Stockholder’s grant of the proxy contemplated by this Section 2(a) shall be effective if, and only if, a Reinvestment Stockholder fails to deliver (or cause the record holder to deliver) to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that such Reinvestment Stockholder’s Owned Shares be voted in accordance with Section 1 and the Company notifies the Reinvestment Stockholder in writing at least 24 hours in advance that such Person(s) intend to exercise their rights under this Section 2(a).  This proxy, if it becomes effective, is coupled with an interest, was given to secure the obligations of each Reinvestment Stockholder under Section 1, was given in consideration of and as an additional inducement of Parent and the Company to enter into the Merger Agreement and shall be irrevocable, and each Reinvestment Stockholder agrees to execute any further agreement or form reasonably necessary to confirm and effectuate the grant of the proxy contained herein and hereby revokes any proxy previously granted by such Reinvestment Stockholder with respect to the Owned Shares.
(b) The irrevocable proxy and power of attorney granted by each Reinvestment Stockholder in this Section 2 shall not be terminated by any act of such Reinvestment Stockholder or other Reinvestment Stockholders, by operation of law or upon the occurrence of any other event other than upon the Termination Date, at which time such proxy shall automatically terminate, or pursuant to the last sentence of this Section 2(b).  The irrevocable proxy and power of attorney granted by each Reinvestment Stockholder in this Section 2 and such Reinvestment Stockholder’s other obligations under this Agreement shall be binding upon such Reinvestment Stockholder’s heirs, successors, legal representatives and permitted assigns.  Parent and the Company (with the approval of the Special Committee) may terminate this proxy with respect to a Reinvestment Stockholder at any time at their mutual election by written notice provided to such Reinvestment Stockholder.
3. No Transfer; No Inconsistent Arrangements.  Except as provided hereunder, each Reinvestment Stockholder shall not, directly or indirectly: (a) create or permit to exist any security interest, lien, charge, encumbrance, equity, claim, option or limitation of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares) (the “Encumbrances”), except as may exist (i) on the date hereof or may subsequently be created or exist in connection with any refinancing, refunding or replacement thereof or (ii) by reason of this Agreement or applicable securities laws, on any of such Reinvestment Stockholder’s Owned Shares; (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Owned Shares into any tender or exchange offer), or enter into any short sale, derivative arrangement, futures or forward contract or any other hedging or other derivative, swap, “put-class”, margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security, with respect to (collectively, “Transfer”), any of such Reinvestment Stockholder’s Owned Shares, or any right or interest therein (or consent to any of the foregoing); (c) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Reinvestment Stockholder’s Owned Shares or any interest therein; (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Reinvestment Stockholder’s Owned Shares; (e) deposit or permit the deposit of any of such Reinvestment Stockholder’s Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Reinvestment Stockholder’s Owned Shares or (f) take or permit any other action that would in any way restrict, delay, limit or interfere with the performance of such Reinvestment Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Reinvestment Stockholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio.  Notwithstanding the foregoing, each Reinvestment Stockholder may Transfer such Reinvestment Stockholder’s Owned Shares (i) to any of its Affiliates, (ii) by will or intestacy, (iii) to any immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to any trust or other entity or vehicle for the direct or indirect benefit of the Reinvestment Stockholder or the immediate family of the Reinvestment Stockholder for bona fide estate planning purposes or (v) to a partnership, limited liability company or other entity of which the Reinvestment Stockholder and/or any of the persons or entities in the immediately preceding sub-clauses (iii) or (iv) are the direct or indirect beneficial owners of all of the outstanding equity securities or similar interests; provided, that such Transfer shall be permitted only if all of the representations and warranties in this Agreement with respect to such Reinvestment Stockholder would be true and correct at the time of such Transfer and the transferee shall have executed and delivered to Parent and the Company a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a Reinvestment Stockholder for all purposes of this Agreement.  If any involuntary Transfer of any of such Reinvestment Stockholder’s Owned Shares shall occur (including a sale by such Reinvestment Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
4. No Tender.  Subject to Section 1, no Reinvestment Stockholder shall tender such Reinvestment Stockholder’s Owned Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent.
5. Waiver of Certain Actions.  Each Reinvestment Stockholder hereby agrees not to bring, commence, institute, maintain, prosecute, voluntarily aid or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, any other party to the Merger Agreement or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any duty of the board of directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby (which includes the execution and delivery of this Agreement by such Reinvestment Stockholder, or the approval of the Merger Agreement by the Company Board, acting upon the recommendation of the Special Committee, or the Special Committee’s recommendation that the Company Board approve the Merger Agreement), but excluding any such claim brought by a Reinvestment Stockholder following the Effective Time as a third party beneficiary under Section 9.6 of the Merger Agreement (it being understood and agreed that nothing in this Section 5 shall restrict or prohibit any Reinvestment Stockholder or any Affiliate thereof from participating as a defendant, asserting counterclaims (other than against Parent, the Company, any other party to the Merger Agreement or any of their respective successors) or asserting defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby).
6. Additional Shares. From the date of this Agreement until the Termination Date, in the event that any Reinvestment Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Common Stock or other voting interests with respect to the Company, such shares or voting interests shall, without further action of the parties, be deemed Owned Shares and subject to the provisions of this Agreement as Owned Shares (but not, unless otherwise agreed in writing by such Reinvestment Stockholder, as Rollover Shares), the number of Owned Shares held by such Reinvestment Stockholders shall be deemed amended accordingly, and such shares or voting interests shall automatically become subject to the terms of this Agreement as Owned Shares (but not, unless otherwise agreed in writing by such Reinvestment Stockholder, as Rollover Shares). Each Reinvestment Stockholder shall notify the Company and Parent of any such event.
7. Waiver of Appraisal Rights.  Each Reinvestment Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights (including under Section 262 of the DGCL) in connection with the Merger with respect to any and all Owned Shares held by the undersigned of record or beneficially owned.
8. No Solicitation; Acquisition Proposal.  The first two sentences of Section 5.3(a) of the Merger Agreement are incorporated herein by reference and shall apply hereto mutatis mutandis (including for the avoidance of doubt, that any obligation of the “Company” set forth therein shall be construed as an obligation of each Reinvestment Stockholder solely as to itself and with respect to matters therein that are within such Reinvestment Stockholder’s control).
9. Stockholder Capacity.  Each Reinvestment Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Reinvestment Stockholder’s Owned Shares.  Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Reinvestment Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Board of Directors of the Company (solely to the extent in any such director’s capacity as such) or any such Reinvestment Stockholder, solely to the extent in his or her capacity as a director, officer or employee of the Company, from complying with his or her fiduciary obligations solely to the extent acting in such person’s capacity as a director, officer or employee of the Company.  Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.
10. Commercially Reasonable Efforts.
(a) Each Reinvestment Stockholder shall use their respective commercially reasonable efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist Parent, the Company and the other parties to the Merger Agreement in doing, any and all things, necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby and thereby.
(b) For the avoidance of doubt, nothing in this Agreement shall excuse or vitiate, or be deemed or construed to excuse or vitiate the Company’s obligation pursuant to Section 1 of the Stockholder Letter to use its reasonable best efforts to obtain additional equity funding after the date hereof.
11. Proxy Statement, Schedule 13E-3 and Other Required Company Filing.  Each Reinvestment Stockholder hereby agrees to permit each of Parent and the Company to publish and disclose in the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filings any information concerning such Reinvestment Stockholder that is required or reasonable to be included therein and each Reinvestment Stockholder shall use its reasonable best efforts to furnish all such information concerning such party and its controlled Affiliates and provide the Company and Parent assistance, as may be reasonably requested by the Company or Parent to be included therein and will otherwise reasonably assist and cooperate with the Company or Parent in the preparation, filing and distribution of the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and the resolution of any comments received from the SEC. The Company shall use commercially reasonable efforts to provide the Reinvestment Stockholder and its counsel reasonable opportunity to review in advance any such Proxy Statement, Schedule 13E-3, Other Required Company Filing or Other Required Parent Filings and consider in good faith the views of the Reinvestment Stockholder, its counsel and other Representatives in connection therewith with respect to matters therein related to the Reinvestment Stockholder.  To the knowledge of each Reinvestment Stockholder, the information supplied by such Reinvestment Stockholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3, any Other Required Filing or any Other Required Parent Filings will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
12. Public Statements. Section 6.14 of the Merger Agreement is incorporated herein by reference and shall apply hereto mutatis mutandis (including for the avoidance of doubt, that any obligation of the “Company” set forth therein shall be construed as an obligation of each Reinvestment Stockholder).
13. Representations and Warranties of the Reinvestment Stockholders.  Each Reinvestment Stockholder, severally but not jointly, represents and warrants (as of the date hereof and as of the Closing) to, and covenants and agrees with, and Company as follows:
(a) (i) Such Reinvestment Stockholder has all requisite power and authority (or capacity, in the case of a Shareholder who is a natural person) necessary to enter into, deliver and perform its obligations pursuant to this Agreement, (ii) such Reinvestment Stockholder (in the case of Reinvestment Stockholders who are not natural persons) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable and (iii) such Reinvestment Stockholder’s execution, delivery and performance of this Agreement has been duly authorized by it (in the case of Reinvestment Stockholders who are not natural persons).
(b) As of the date of this Agreement, there are no Legal Proceedings pending against, or, to the knowledge of such Reinvestment Stockholder, threatened against such Reinvestment Stockholder or any of such Reinvestment Stockholder’s properties or assets before or by any Governmental Entity that could be expected to prevent or delay or impair the consummation by such Reinvestment Stockholder of the transactions contemplated by this Agreement or otherwise impair such Reinvestment Stockholder’s ability to perform its obligations hereunder.
(c) Such Reinvestment Stockholder: (i) represents that the execution and delivery of this Agreement by such Reinvestment Stockholder and the consummation of the transactions contemplated hereby will not result in (A) in the event such Reinvestment Stockholder is an entity, any violation of its organizational documents, (B) any breach of, conflict with or violation of the terms or provisions of, or constitute a default under, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license by which such Reinvestment Stockholder or such Reinvestment Stockholder’s property is bound, (C) any violation by such Reinvestment Stockholder of any applicable judgment, order, notice, law, regulation or court decree or (D) any obligation of such Reinvestment Stockholder to file any notice or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from any, governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction (except as may be required pursuant to the HSR Act and any other applicable Antitrust Laws); and (ii) represents that such Reinvestment Stockholder’s principal place of business if an entity, or home address if an individual, is as set forth on the signature page hereof.
(d) Such Reinvestment Stockholder (i) is the record and beneficial owner of the Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1 and that the shares of Company Common Stock set forth opposite such Reinvestment Stockholder’s name on Schedule 1 are all of the shares of Company Common Stock beneficially owned by such Reinvestment Stockholder, (ii) has good and valid title to such Owned Shares, free and clear of any Encumbrances (except as may exist by reason of this Agreement, applicable securities laws or as disclosed in the Company’s proxy statement or in connection with any refinancing, refunding or replacement of the indebtedness disclosed therein) and (iii) has the full legal right, power and authority to designate the Rollover Shares as “Rollover Shares” under the Merger Agreement pursuant to the terms hereof. Other than the Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1, the Reinvestment Stockholder does not beneficially or of record own any (x) shares of capital stock or voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
(e) Each Reinvestment Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.
(f) All actions on the part of such Reinvestment Stockholder necessary for the consummation of the transactions contemplated hereby and the execution and delivery by such Reinvestment Stockholder of this Agreement and the performance of such Reinvestment Stockholder’s obligations hereunder have been taken.  This Agreement constitutes the valid and legally binding obligation of such Reinvestment Stockholder, enforceable against such Reinvestment Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.
(g) As of the date hereof, except as set forth in the letter dated as of the date hereof by and between the Company and the Reinvestment Stockholder (the “Richard Caring Rollover Side Letter”), such Reinvestment Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of the Owned Shares held by such Reinvestment Stockholder.
(h) Such Reinvestment Stockholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act.
(i) Such Reinvestment Stockholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in Parent and of making an informed investment decision with respect thereto.
(j) Such Reinvestment Stockholder understands that its investment in Parent involves a high degree of risk and is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Reinvestment Stockholder’s investment in such securities.
(k) Such Reinvestment Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and has had full access to such other information concerning Parent as it has reasonably requested.
(l) Such Reinvestment Stockholder has been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated by the Merger Agreement and by this Agreement, which such Reinvestment Stockholder has requested to examine.
(m) No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Reinvestment Stockholder and that is subject to payment or reimbursement by the Company.
14. Representations and Warranties of Company.  The Company hereby represents and warrants (as of the date hereof and as of the Closing) to, and covenants and agrees with, each Reinvestment Stockholder as follows:
(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite legal power to enter into this Agreement and to perform its obligations hereunder and to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b) All corporate action on the part of the Company necessary for the execution and delivery by the Company of this Agreement and the performance of its obligations hereunder has been taken.  This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.
(c) As of the date of this Agreement, there are no Legal Proceedings pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company’s properties or assets before or by any Governmental Entity that could be expected to prevent or delay or impair the consummation by the Company of the transactions contemplated by this Agreement or otherwise impair the Company’s ability to perform its obligations hereunder.
(d) The execution, delivery and performance by the Company of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially restrict, limit or interfere with, or cause a material delay of, the performance of the Company’s obligations hereunder.
(e) The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder will not result in (i) any violation of its certificate of incorporation or bylaws, (ii) any breach of, conflict with or violation of the terms or provisions of, or constitute a default under, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license by which it or its property is bound or (iii) any violation of any applicable judgment, order, notice, law, regulation or court decree.
15. Further Assurances. Each Reinvestment Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.
16. Non-Survival of Representations, Warranties and Covenants.  All the agreements, representations, warranties, covenants and agreements of the Reinvestment Stockholder in this Agreement shall not survive the Termination Date other than those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 18, provided, that no termination will relieve any party hereto from any liability for any Willful and Material Breach of this Agreement occurring prior to such termination.
17. Notices.  All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
If to a Reinvestment Stockholder:
the addresses set forth on the signature page hereto, or to such other Persons or addresses as may be designated in writing by the party to receive such notice.
If to Company:
Soho House & Co Inc.
180 Strand
London, United Kingdom WC2R 1EA
Attention: Benedict Nwaeke
Email: ben.nwaeke@sohohouse.com
and Yucaipa:
Yucaipa Alliance Management, LLC
9130 West Sunset Boulevard
Los, Angeles, California 90069
Attention: Dan Larsen
Email: dan.larsen@yucaipaco.com
with copies (which shall not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Samir Gandhi, John Butler and Ayo Badejo
Email: sgandhi@sidley.com, john.butler@sidley.com and abadejo@sidley.com
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter and Alison McCormick
Email: Philip.Richter@friedfrank.com and Alison.McCormick@friedfrank.com
18. Termination.  This Agreement shall terminate automatically, without any notice or other action by any party hereto, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time (the date of any such termination, the “Termination Date”).  This Agreement may also be terminated with respect to an individual Reinvestment Stockholder upon the mutual written consent of Company (with the approval of the Special Committee and Parent) and such Reinvestment Stockholder.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 18 shall relieve any party from liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement, and (ii) the provisions of Section 17, Section 19 and Section 21 shall survive any termination of this Agreement.
19. Assignment.
(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto, shall survive the dissolution, death or incapacity of any Reinvestment Stockholder, and shall be binding upon the parties’ respective heirs, successors, legal representatives and permitted assigns.  Any attempted assignment in violation of this Section 19 shall be null and void.
(b) The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under this Agreement.
20. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Reinvestment Stockholder, and the Company shall have no authority to exercise any power or authority to direct the Reinvestment Stockholder in the voting or disposition of any of the Owned Shares, except as otherwise provided herein.
21. Miscellaneous.
(a) Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
(b) Amendment and Waiver.  Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended or modified by the parties at any time by execution of an instrument in writing signed on behalf of (i) each Reinvestment Stockholder against whom the amendments will be effective, and (ii) Company with the approval of the Company Board (upon the recommendation of the Special Committee) or the Special Committee and Parent.  Any agreement on the part of a party to any waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
(c) Amendment, Waiver, Modification of Merger Agreement.  The Merger Agreement and any agreements contemplated thereby may not be amended and no provision thereof waived or modified without the prior written consent of a Reinvestment Stockholder, if such amendment, waiver or modification (i) is material and adverse to such Reinvestment Stockholder, (ii) reduces the Per Share Price to be received by the Reinvestment Stockholder or (iii) changes the form of consideration to be received by such Reinvestment Stockholder in the Merger.
(d) Entire Agreement.  This Agreement, together with the Merger Agreement (and the documents and instruments and other agreements among the parties as contemplated by or referred to therein) and the Richard Caring Rollover Side Letter constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the Reinvestment Stockholders and Company.
(e) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.  Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, prior to any valid termination of this Agreement in accordance with Section 18, in the event of any breach or threatened breach by any party hereto of any of their respective covenants or obligations set forth in this Agreement, the counterparties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security.  Notwithstanding the foregoing, (a) Parent shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Reinvestment Stockholders and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Reinvestment Stockholders under this Agreement, in each case without posting a bond or other security, and (b) Parent is an express third-party beneficiary of this Agreement. The exercise by Parent of any right to enforce this Agreement does not give rise to any other remedies, monetary or otherwise. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law (in each case, including in connection with the exercise of Parent’s third party beneficiary rights hereunder).  Time shall be of the essence for purposes of this Agreement.
(f) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(g) Fees and Expenses.  Except as otherwise agreed to in writing between the Company and the Reinvestment Stockholders, whether or not the transactions contemplated by this Agreement and the Merger Agreement are consummated, all fees and expenses incurred in connection with this Agreement and such transactions shall be paid by the party incurring or required to incur such fees or expenses. Concurrently with the execution of this Agreement, each Reinvestment Stockholder shall have provided Parent a good faith estimate as of the date hereof of the fees and expenses incurred or payable by such Reinvestment Stockholder in connection with this Agreement and the transactions contemplated hereby and that are subject to payment or reimbursement by the Company.
(h) Choice of Law.  This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.  Any and all claims, suits, proceedings, controversies, and causes of action arising out of or relating to this Agreement (each, an “Action”), whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.  Section 9.10(a) of the Merger Agreement is incorporated herein by reference and shall apply hereto mutatis mutandis.
(i) MUTUAL WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.
(j) Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail in .pdf, .tif, .gif, .jpg or similar attachment) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document.  All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k) Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or written consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.
(l) Construction.  The parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(m) No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of Parent’s, the Reinvestment Stockholders’ or any of their or their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 21(m) shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.
(n) Tax Treatment. Consistent with Section 6.21 of the Merger Agreement, each of the Reinvestment Stockholders hereby acknowledge and agree that, for U.S. federal income tax purposes, the Reinvestment Stockholders shall be treated as retaining their ownership interests in the Company represented by the Rollover Shares during the course of and after the Merger. Each of the Reinvestment Stockholders shall not (and shall cause each of their respective Affiliates not to) take any position with a taxing authority, on any Tax Return or otherwise with respect to Taxes that is inconsistent with the treatment described in this Section 21(n), except as otherwise required by a change in applicable law or by a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local law).  The Company and each Reinvestment Stockholder agree and acknowledge that all payments of the Per Share Price to the Reinvestment Stockholders pursuant to Section 2.7(b)(ii) of the Merger Agreement in respect of Owned Shares other than the Rollover Shares shall be paid from the Equity Financing proceeds portion of the Exchange Fund and are intended to be treated as a sale of such Owned Shares by the Reinvestment Stockholders to the Equity Investors for U.S. federal and applicable state and local income tax purposes.
(o) Special Committee Approval.  Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.
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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

By:
Name:	Richard Caring

Notice Information:

Richard Allan Caring
Park House, 7-11 Onslow Square
South Kensington, London, SW7 3NJ
Email: richardc@rcaring.co.uk

with copies (which shall not constitute notice) to:

Chris Robinson
Email: chrisr@rcaring.co.uk

And

Herbert Smith Freehills Kramer (US) LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Todd Lenson and Arlene Ortiz-Leytte E-mail: Todd.Lenson@hsfkramer.com and Arlene.OrtizLeytte@hsfkramer.com

SOHO HOUSE & CO INC.

By:
Name:
Title:

Spousal Consent to
Rollover and Support Agreement

I, the undersigned spouse of  (the “Reinvestment Stockholder”) hereby acknowledge that I have read the Rollover and Support Agreement executed by Reinvestment Stockholder and dated as of , 2025 and that I understand its contents.

I, the undersigned spouse, irrevocably constitute and appoint the Reinvestment Stockholder, as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Class A Common Stock, Class B Common Stock, SARs and/or RSUs in which I now have or hereafter acquire any interest and in (including but not limited to the right, without further signature, consent or knowledge of the undersigned spouse, to exercise amendments and modifications of and to terminate the aforementioned agreement and to dispose of any and all such Class A Common Stock, Class B Common Stock, SARs and/or RSUs), with all powers the undersigned spouse would possess if personally present, it being expressly understood and intended by me that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of the Reinvestment Stockholder, or dissolution of marriage and this proxy will not terminate without consent of the Reinvestment Stockholder and the Company (with the approval of Parent).

[Remainder of Page Intentionally Blank]

Print Name: Date:

Schedule 1
	Owned Shares				Rollover Shares
Name of Reinvestment Stockholder	Number of Class A Owned Shares	Number of Class B Owned Shares	Number of Owned SAR Awards	Number of Owned RSU Awards	Number of Class A Rollover Shares	Number of Class B Rollover Shares	Number of Rollover SAR Awards	Number of Rollover RSU Awards
Richard Caring	373,774	41,138,330	0	0	336,397	37,024,497	N/A	N/A